SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G



		Under the Securities Exchange Act of 1934




			       ATS Corporation
		(formerly Federal Services Acquisition Corporation)
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  00211E104
                               (CUSIP Number)

                              December 31, 2006
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
                              [X]  Rule 13d-1(b)
                              [ ]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Continued on following pages
                              (Page 1 of 30 Pages)
                             Exhibit List: Page 27

CUSIP No. 00211E104                 13G                   Page 2 of 30 Pages



____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________

     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                        344,290
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          344,290
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   344,290
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.31%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 3 of 30 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND IV, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          61,330
OWNED BY       ______________________________________________________________

EACH          (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           61,330
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    61,330
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.23%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 4 of 30 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          884,880
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                          884,880
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   884,880
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   3.37%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 5 of 30 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            THE APOGEE FUND, LTD. (F/K/A SATELLITE OVERSEAS FUND III, LTD.)
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         148,220
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         148,220
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   148,220
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.56%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 6 of 30 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND V, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           66,830
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            66,830
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     66,830
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.25%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 7 of 30 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VI, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           22,810
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            22,810
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     22,810
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.09%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 8 of 30 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VII, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          55,120
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            55,120
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     55,120
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.21%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 9 of 30 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VIII, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
 								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          66,220
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          66,220
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   66,220
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.25%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 10 of 30 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND IX, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           71,800
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            71,800
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     71,800
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.27%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 11 of 30 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          872,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                          872,000
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   872,000
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    3.32%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 12 of 30 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         2,593,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          2,593,500
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     2,593,500
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.88%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 13 of 30 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND MANAGEMENT LLC
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         2,593,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           2,593,500
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      2,593,500
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.88%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 14 of 30 Pages

____________________________________________________________________________




     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ADVISORS, L.L.C.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         405,620
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           405,620
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    405,620
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     1.55%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00211E104                 13G                   Page 15 of 30 Pages

____________________________________________________________________________




Item 1(a).     NAME OF ISSUER:

                ATS Corporation (formerly Federal Services Acquisition Corporation) (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              	7915 Jones Branch Drive
		McLean, VA 22102


Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:

(i)    Satellite Fund II, L.P. ("Satellite II");
(ii)   Satellite Fund IV, L.P. ("Satellite IV");
(iii)    Satellite Overseas Fund, Ltd. ("Satellite Overseas")
(iv)     The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
	("Apogee");
(v)    Satellite Overseas Fund V, Ltd. ("Satellite Overseas V");
(vi)   Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VI");
(vii)  Satellite Overseas Fund VII, Ltd. ("Satellite Overseas VII");
(viii)    Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
(ix)     Satellite Overseas Fund IX, Ltd. ("Satellite Overseas IX");
(x)    Satellite Strategic Finance Partners, Ltd. ("SSFP");
(xi)   Satellite Asset Management, L.P. ("Satellite Asset Management");
(xii)  Satellite Fund Management LLC ("Satellite Fund Management"); and
(xiii)   Satellite Advisors, L.L.C. ("Satellite Advisors").

     This statement relates to Shares (as defined herein) held by (i)
Satellite II, Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and
(ii) Satellite Overseas, Apogee, Satellite Overseas V, Satellite Overseas VI, Satellite Overseas VII, Satellite Overseas VIII, Satellite Overseas IX and SSFP (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same Executive Committee that make investment decisions on behalf of the Satellite Funds and investment decisions made by such Executive Committee, when necessary, are made through approval of a majority of the Executive Committee members.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     	       The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

CUSIP No. 00211E104                 13G                   Page 16 of 30 Pages

____________________________________________________________________________



Item 2(c).     CITIZENSHIP:


   1) Satellite II is a Delaware limited partnership;

   2) Satellite IV is a Delaware limited partnership;

   3) Satellite Overseas is a Cayman Islands exempted company;

   4) Apogee is a Cayman Islands exempted company;

   5) Satellite Overseas V is a Cayman Islands exempted company;

   6) Satellite Overseas VI is a Cayman Islands exempted company;

   7) Satellite Overseas VII is a Cayman Islands exempted company;

   8) Satellite Overseas VIII is a Cayman Islands exempted company;

   9) Satellite Overseas IX is a Cayman Islands exempted company;

   10) SSFP is a Cayman Islands exempted company;

   11) Satellite Asset Management is a Delaware limited partnership;

   12) Satellite Fund Management is a Delaware limited liability company; and

   13) Satellite Advisors is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, $.0001 par value per share (the "Shares").

Item 2(e).     CUSIP NUMBER:

               00211E104

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

CUSIP No. 00211E104                 13G                   Page 17 of 30 Pages

____________________________________________________________________________



          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [X]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  []

CUSIP No. 00211E104                 13G                   Page 18 of 30 Pages

____________________________________________________________________________

Item 4.   OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon the 26,250,000 shares of Common Stock issued and outstanding as of October 24, 2006, as described in the Issuer's Form 10-Q/A filed on December 5, 2006.





         Satellite Fund II, L.P.
         --------------------------
         (a)	 Amount beneficially owned: 344,290

	 (b)     Percent of class: 1.31%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote              0
         	(ii)      Shared power to vote or to direct the vote  344,290
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                     0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                              344,290


          Satellite Fund IV, L.P.
          ------------------------------
         (a)	 Amount beneficially owned:  61,330

	 (b)     Percent of class: 0.23%

         (c)     Number of shares as to which the person has:

         	(i)      Sole power to vote or direct the vote                0
         	(ii)     Shared power to vote or to direct the vote       61,330
         	(iii)    Sole power to dispose or to direct the
                         disposition of                                       0
        	(iv)     Shared power to dispose or to direct the
                         disposition of                                   61,330

CUSIP No. 00211E104                 13G                   Page 19 of 30 Pages

____________________________________________________________________________



         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 884,880

	 (b)     Percent of class: 3.37%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote   884,880
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                884,880


         The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
          ------------------------------
         (a)	 Amount beneficially owned: 148,220

	 (b)     Percent of class: 0.56%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote     148,220
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                 148,220


         Satellite Overseas Fund V, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 66,830

	 (b)     Percent of class: 0.25%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote                0
         	(ii)      Shared power to vote or to direct the vote      66,830
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                       0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  66,830

CUSIP No. 00211E104                 13G                   Page 20 of 30 Pages

____________________________________________________________________________





        Satellite Overseas Fund VI, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 22,810

	 (b)     Percent of class: 0.09%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote      22,810
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  22,810


         Satellite Overseas Fund VII, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 55,120

	 (b)     Percent of class: 0.21%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote                0
         	(ii)      Shared power to vote or to direct the vote      55,120
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                       0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  55,120



          Satellite Overseas Fund VIII, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 66,220

	 (b)     Percent of class: 0.25%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote                0
         	(ii)      Shared power to vote or to direct the vote      66,220
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                       0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  66,220

CUSIP No. 00211E104                 13G                   Page 21 of 30 Pages

____________________________________________________________________________



          Satellite Overseas Fund IX, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 71,800

	 (b)     Percent of class: 0.27%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote                0
         	(ii)      Shared power to vote or to direct the vote      71,800
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                       0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                  71,800


         Satellite Strategic Finance Partners, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 872,000

	 (b)     Percent of class: 3.32%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote    872,000
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                872,000


	   Satellite Asset Management, L.P.
         ---------------------------------
         (a)	 Amount beneficially owned:  2,593,500

	 (b)     Percent of class: 9.88%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote  2,593,500
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                              2,593,500

CUSIP No. 00211E104                 13G                   Page 22 of 30 Pages

____________________________________________________________________________




	   Satellite Fund Management LLC
         --------------------------
         (a)	 Amount beneficially owned:  2,593,500

	 (b)     Percent of class: 9.88%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote    2,593,500
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                2,593,500


      Satellite Advisors, L.L.C.
         --------------------------
         (a)	 Amount beneficially owned: 405,620

	 (b)     Percent of class: 1.55%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote    405,620
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                405,620



     Satellite Asset Management, Satellite Fund Management and
Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. 00211E104                 13G                   Page 23 of 30 Pages

____________________________________________________________________________



Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT
            AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE
            THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES,
            CHECK THE FOLLOWING [   ]

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The investment manager of the Offshore Funds and the general partner of the Delaware Funds each have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of their respective funds.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with oras a participant in any transaction having that purpose or effect.

CUSIP No. 00211E104                 13G                   Page 24 of 30 Pages

____________________________________________________________________________


				SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.





DATED:  February 14, 2007  	        SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2007               SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2007	        SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 00211E104                 13G                   Page 25 of 30 Pages

____________________________________________________________________________




DATED:  February 14, 2007               THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 00211E104                 13G                   Page 26 of 30 Pages

____________________________________________________________________________


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND IX, LTD.
                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007           SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:   /s/ Simon Raykher
                                        ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2007                SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2007                SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 14, 2007                SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 00211E104                 13G                   Page 27 of 30 Pages

____________________________________________________________________________

				EXHIBIT A

			JOINT FILING AGREEMENT


     The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of ATS Corporation (formerly Federal Services Acquisition Corporation), dated as of February 14, 2007, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.





DATED:  February 14, 2007               SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2007               SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 00211E104                 13G                   Page 28 of 30 Pages

____________________________________________________________________________



DATED:  February 14, 2007               THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007               SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 00211E104                 13G                   Page 29 of 30 Pages

____________________________________________________________________________




DATED:  February 14, 2007       	SATELLITE OVERSEAS FUND IX, LTD.

                                    By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                    By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 14, 2007            SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
                                    By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                    By:  /s/ Simon Raykher
                                        ------------------------
                                        Name:  Simon Raykher
                                        Title: General Counsel


DATED:  February 14, 2007                SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 14, 2007                SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 14, 2007                SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact